Exhibit 10.1

MEMORANDUM OF UNDERSTANDING AND AGREEMENT

THIS agreement is entered into by and between Tony Reynolds DBA Reynolds Sports and Entertainment, now a wholly owned subsidiary of A Kickin Crowd LLC, 1275 Kinnear Rd. Columbus Ohio, 43212, hereinafter to be referred to as "RESET," and Seen on Screen TV, Inc. (OTCQB:  SONT), 4017 Colby Ave., Everett, Wa. 98201, hereinafter to be referred to as SONT.

Background
SONT operates a specialty retail company that markets and sells "As Seen on TV" products and other specialty products using television advertising and online sales.  It has begun to pursue a strategy of obtaining exclusive rights to products that will then be marketed under its own brands.

RESET has established itself with "Buster's Backyard Bar-B-Q Knockout Diabetes Diet, a book which has been featured on Oprah.com, Fox News, Martha Stewart, ESPN, CBS, and other media. RESET wan-ants that it owns 100% of the rjght, title, and interest in the book.

Therefore
1) SONT and RESET have come together for the purpose of the commercial exploitation of Buster's Bar-B-Q. RESET and SONT will co-promote the Buster's Bar-B-Q brand including all ancillary products derived from the book and its subject matter.

2)  RESET will grant, and SONT shall acquire, an exclusive right to market the Buster's Bar-B-Q brand, including the cookbook, and rights to all additional created products such as a line of premium barbecue sauce, grilling and cooking appliances, utensils, aprons and other products under the Buster's Bar-B-Q brand.

TERMS AND CONDITIONS

1)  Purchase price:
SONT will pay to RESET an amount equal to $100,000, constituted by $10,000 in cash plus $90,000 in SONT stock valued at its closing sale price on December 10, 2015 for the exclusive license to Buster's Backyard Bar-B-Q, alternatively Buster's Bar-B-Q, to be remitted as follows:

A)  Ten Thousand Dollars ($10,000) advance royalty upon the effective date, which payment shall be received by RESET no later than five (5) days after effective date of the agreement.

B)  Ninety Thousand Dollars ($90,000) equivalent in SONT shares valued at the closing pnce on December 10, 2015, as listed on the OTCMarkets.com website, to be delivered at effective date of the agreement.  Closing price on December 10, 2015, was $0.006, therefore this amount is 15,000,000 (Fifteen Million) shares.

2)  Royalties and Payment Terms:
A)  SONT shall keep 100% of net profits generated by Buster's Bar-B-Q until it has recouped its $10,000 cash payment of advance royalty.

B)  SONT shall keep 90% of net profits generated by Buster's Bar-B-Q until it has recouped its $90,000 of stock transferred to RESET as payment of advance royalty.

C)  SONT shall keep 75% of net profits generated by Buster's Bar-B-Q as a permanent royalty.

D)  RESET shall receive none of first $10,000 of net profits. 10% of next $90,000 of net profits, and 25% of all net profits generated from commercial exploitation of the Buster's Bar-B-Q brand and products after that as a permanent royalty.

3)  Post Licensing Obligations:
Both parties shall participate in the creation of products. The book is pre-existing, but SONT may redesign and republish the book.  RESET has already created one flavor of barbecue sauce, and it will create at least two additiona1flavors of the sauce.  SONT has begun development of a barbecue grill, and other products and brand extensions will be developed by SONT, and RESET will offer its advice and expertise in the development of these further products.

After the initial transfer of stock a joint press release will be issued jointly by SONT and RESET, and the book's co-authors will make themselves available for all media interviews and press availabilities.

4)  Expenses:
Each company shall be responsible for their own out of pocket expenses to promote the brand, unless otherwise agreed.  Airfare and hotel expenses for promotional purposes will be prepaid out of gross revenues and will be off set before calculation of net profits.

5)  Payments:
Payments for sales of books a nd products will be made quarterly at the end of each of the first 4 quarters of the agreement based on best estimates of accrued payables and cash actually received. After the passage of the first year there will be a recapitulation of revenues and expenses related to the sale of products covered under the agreement and any adjustments will be made at that time.

6)  Work Product:
The parties agree that all work product created hereunder shall be and will remain the property of RESET unless ownership  is transferred by written agreement of both parties.

7)  Confidentiality:
Both parties recognize and acknowledge the confidential and proprietary nature of the Book and its operating procedures, and both SONT and RESET shall sign such non-disclosure, confidentiality, and non-circumvention documents and agreements as either party may deem necessary.

8)  Taxes:
Both parties are responsible f or all taxes that apply to their own part in the operations contemplated in the agreement.  This is a royalty agreement, and not a co-venture or partnership, neither party is responsible f or the taxes of the other, and SONT shall not withhold taxes for the benefit of RESET unless ordered by a taxing authority or court of competent jurisdiction.

9)  Term:
This royalty agreement shall persist into eternity, and its benefits and responsibilities shall be binding on the successors or assigns of the parties.

10)  Jurisdiction:
This agreement shall be governed by the laws of the state of Ohio and the county of Franklin, Ohio, and any applicable federal law of the United States of America.

Read, accepted, and agreed this 15th day of December 2015.

Reynolds Sports and Entertainment	As Seen On Screen TV, Inc.

/s/ TONY REYNOLDS	/s/ ANTOINE JARJOUR
Tony Reynolds, its President	Antoine Jarjour, its Chief Executive Officer